FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES
ADDITION OF NEW BOARD MEMBER

CUDAHY, WI - December 17, 2012 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics services provider, today announced that John G. Kennedy, III has been named to its Board of Directors, replacing Mark R. Holden.

Mark DiBlasi, President and CEO of Roadrunner, said “We are extremely pleased that John is joining our Board of Directors. We thank Mark Holden for his valuable contributions to the board and extend our appreciation for his service.”

Mr. Kennedy currently serves as Managing Director and Head of Capital Markets at Tudor, Pickering, Holt & Co. Securities, Inc., where he has been employed since January 2010. Mr. Kennedy has more than 25 years of experience in investment banking. Mr. Kennedy served as a Managing Director of Deutsche Bank's investment banking group and served as a Managing Director of Donaldson, Lufkin & Jenrette until its sale to Credit Suisse First Boston. Mr. Kennedy has also worked for Kidder Peabody, Merrill Lynch and Bankers Trust Company. Mr. Kennedy has served or currently serves as trustee or director of various private companies, foundations and not-for-profit institutions. Mr. Kennedy earned a Bachelor of Science, cum laude, from Washington and Lee University and a Masters in Business Administration from the Amos Tuck School of Business at Dartmouth College.

Mr. Kennedy will serve as a member of Roadrunner's audit committee and nominating/corporate governance committee.

About Roadrunner Transportation Systems, Inc.

The Company is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload and logistics, transportation management solutions, intermodal solutions, and domestic and international air. For more information, please visit Roadrunner's website, www.rrts.com.

Contact

Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648

Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com